UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  August 26, 2011

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 26, 2011, Genesis Solar, LLC (Genesis Solar), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources) issued a $702 million note (Project Note) and entered into a $150 million variable rate term loan facility and an $83 million letter of credit facility (collectively, the Project Debt).  NextEra Energy Resources is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy).  The proceeds from the issuance of the Project Note and from borrowings under the term loan facility (term loans) will be used by Genesis Solar primarily in connection with the construction of a 250 megawatt utility-scale concentrating solar thermal generating facility in California (Genesis Project).  The letter of credit facility will be used to support certain reserves associated with the financing as well as security for obligations under power purchase and interconnection agreement obligations of Genesis Solar relating to the Genesis Project.

The Project Note was issued to Genesis Solar 2011 Pass-Through Trust, a Delaware statutory trust, which purchased the Project Note with the proceeds from the issuance of approximately $562 million of 3.875% Series A trust certificates due 2038 (A Certificates) and $140 million of 5.125% Series B trust certificates due 2038 (B Certificates).  The U.S. Department of Energy (DOE) has guaranteed payment of 80% of principal and interest on both the Project Note and the term loans pursuant to its Financial Institution Partnership Program. The A Certificates will indirectly benefit from 100% of all payments made under the DOE guarantee.  The B Certificates will not materially benefit from the DOE guarantee.

Interest on the Project Note and term loans is payable semi-annually.  The Project Note accrues interest at 4.125% per year and amortizes to maturity in 2038. When term loans are made, Genesis Solar may select from either the Prime Rate or a London Interbank Offered Rate, plus a specified margin, with an interest period of not more than six months.  The term loans will amortize to maturity in 2019.  The Project Debt will be secured by all of the assets of, and the equity interest in, Genesis Solar.  The financing documents relating to the Project Debt contain default and related acceleration provisions for, among other things, the failure to make required payments, failure to comply with certain covenants (including a requirement that construction of the Genesis Project must be completed by a certain date), certain bankruptcy-related events, and other actions by Genesis Solar or other parties as specified in the financing documents.

Until certain conditions or obligations related to the Genesis Project are met, certain obligations under the Project Debt, including all or a portion of the debt payment obligations, are guaranteed by NextEra Energy Capital Holdings, Inc. (Capital Holdings), a direct wholly-owned subsidiary of NextEra Energy, which guarantee obligations are in turn guaranteed by NextEra Energy.  The Capital Holdings guarantee contains default and acceleration provisions relating to, among other things, NextEra Energy’s ratio of funded debt to total capitalization exceeding a specified ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  August 30, 2011

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer